Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TransAtlantic Petroleum Ltd.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333‑162814 and 333-200705) and on Form S-3 (Nos. 333-204376 and 333-203696) of TransAtlantic Petroleum Ltd. of our report dated March 30, 2016, with respect to the consolidated statements of comprehensive (loss) income, equity and cash flows of TransAtlantic Petroleum Ltd. and subsidiaries for the year ended December 31, 2015, and all related financial statement schedules, which report appears in the December 31, 2017 annual report on Form 10‑K of TransAtlantic Petroleum Ltd.

Our report dated March 30, 2016 contains an explanatory paragraph that states that the Company had significant debt obligations and non-compliance with certain debt covenants that raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

(signed) KPMG LLP

Dallas, Texas
March 21, 2018